Exhibit 99.1

D. Bradley McWilliams Named as Non-Executive Chairman of McDermott’s Board of Directors

HOUSTON--(BUSINESS WIRE)--November 21, 2013--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) has named D. Bradley McWilliams as its non-executive Chairman of McDermott’s Board of Directors effective upon the retirement of Stephen M. Johnson as McDermott’s Chairman of the Board on December 31, 2013. Mr. McWilliams will serve as non-executive Chairman through the Company’s annual meeting on May 6, 2014.

Mr. McWilliams has served as a member of McDermott’s Board of Directors since 2003 and was appointed as Lead Director in 2011. He is Chairman of the Finance Committee and serves on the Audit Committee. Mr. McWilliams also serves as a member of the Board of Directors of The Babcock and Wilcox Company.

“I am looking forward to working closely with the Board and Mr. McWilliams to serve the Company and its shareholders. Mr. McWilliams’ industry experience and his tenure on the Board of Directors will help ensure an orderly transition,” said David Dickson, currently McDermott’s Executive Vice President and Chief Operating Officer. As previously announced, on or before December 16, 2013, Mr. Dickson will be appointed as McDermott’s President and Chief Executive Officer, and concurrently with such appointment, will be elected as a member of the Board of Directors.

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national, major integrated and other energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Steven D. Oldham, (281) 870-5147
Vice President, Treasurer and Investor Relations
soldham@mcdermott.com
or
Trade and General Media:
Louise Denly, (281) 870-5025
Director, Corporate Communications
ldenly@mcdermott.com